Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Multi Packaging Solutions International Limited 2015 Incentive Award Plan of our report dated September 11, 2015, except for Note 21 and the effects of the common stock transfer and reverse stock split as described in Note 22, as to which the date is October 9, 2015, with respect to the consolidated financial statements and schedule of Multi Packaging Solutions International Limited included in Amendment No.6 to the Registration Statement (Form S-1 No. 333-205278) and related Prospectus of Multi Packaging Solutions International Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

October 30, 2015